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                                 United States
                      Securities and Exchange Commission
                            Washington, D.C. 20549


                                  Schedule 13G



                       Under the Securities Act of 1934
                             (Amendment No._____)*


                                 Misonix, Inc.
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                               (Name of Issuer)


                                 Common Stock
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                        (Title of Class of Securities)


                                   604871103
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                                (CUSIP Number)

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  CUSIP NO.  604871103                  13G


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 1    NAME OF REPORTING PERSON
      S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON
          V4, Inc.
          59-3497572

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 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]

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 3    SEC USE ONLY


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 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         Incorporated in the State of Florida

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                     5    SOLE VOTING POWER

     NUMBER OF                                  397,000

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                                                none
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING                                   397,000

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                                                none
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 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         $3,275,250
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         No

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.36%

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12    TYPE OF REPORTING PERSON

         IA
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                                 SCHEDULE 13G
Item 1.
(a) Misonix, Inc.

(b) 1938 New Highway
    Farmingdale, NY 11735


Item 2.
(a) V4, Inc.

(b) 201 S. Orange Ave, Suite 870
    Orlando, FL 32801

(c) USA

(d) common stock

(e) 604871103

Item 3.
(e) X

Item 4. Ownership
(a) $3,275,250
(b) 5.36%
(c) (i)  397,000 shares
    (ii) 397,000 shares

Item 5. Ownership of Five Percent or Less of a Class
N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person
N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
N/A

Item 8. Identification and Classification of Members of the Group
N/A

Item 9.  Notice of Dissolution of a Group
N/A


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Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              Date 01/09/2001

                                              /s/ James A. Hughes
                                              -------------------
                                                        Signature
                                              James A. Hughes, Jr., President